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EXHIBIT 21.1

NEW CENTURY FINANCIAL CORPORATION

SUBSIDIARIES OF REGISTRANT

Name	State or other Jurisdiction of Incorporation
New Century Mortgage Corporation	California
NC Capital Corporation	California
NC Residual II Corporation	Delaware
New Century Mortgage Securities, Inc.	Delaware
New Century R.E.O. Corp.	California
NC Residual III Corporation	Delaware
NC Participation I, LLC	Delaware
NC Residual Corporation	Delaware
Worth Funding Incorporated	California
eConduit Corporation	California
North American Real Estate Solutions, Inc.	California
NCMC Insurance Corporation	Hawaii
New Century Funding SB-1	Delaware
New Century Funding A	Delaware
New Century Funding I	Delaware
Anyloan Financial Corporation	Delaware
The Anyloan Company	California
NC Insurance Services, Inc.	Louisiana

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  EXHIBIT 21.1
NEW CENTURY FINANCIAL CORPORATION SUBSIDIARIES OF REGISTRANT